EXHIBIT 10.5

INFOSONICSTM

May 2, 2006

Timmy Monico

2080 McDaniel Drive

Carrollton, TX 75006

Dear Timmy:

On behalf of InfoSonics Corporation (“InfoSonics”), I am pleased to extend to you an offer of employment with InfoSonics. We look forward to your joining the InfoSonics team in the United States. This letter sets forth the terms and conditions of the offer completely and exclusively that, if you accept, will govern your employment.

1.             Start Date.

Should you accept this offer of employment, and meet the conditions set forth herein, it is anticipated that your start date will be June 1, 2006.

2.             Job Title/Position.

a)             You will be employed in a full-time capacity as the Vice President, North America, reporting to Joseph Ram. In this capacity your responsibilities will include, but are not limited to: i) charting the company vision in the North America Region; ii) bringing new relationships to the company in the Tier 1, RSA and MVNO; iii) running the North America sales strategy for the company; and iv) developing and maintaining existing vendor relationships, and new vendor relationships. You will also be expected to perform other tasks consistent with this position, as may be assigned to you from time to time by the Executive team. You will not be permitted to accept any other employment, or provide services for any other entity, in the time period in which you are working for InfoSonics.

b)            This offer of employment is contingent upon proof of eligibility for employment in the United States. Proper documentation may include, but is not limited to, a U.S. Passport or a Driver’s License and Social Security Card.

3.             “At-Will” Employment Status.

Your employment with InfoSonics will be “at will,” meaning that either you or InfoSonics may terminate your employment at any time and for any reason, with or without cause. Nothing contained in this offer letter is intended to nor shall be construed as altering such “at will” employment status or creating a contract or agreement to employ you for a specific term. Although your job duties, title, compensation and benefits, as well as InfoSonics personnel guidelines and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the President of InfoSonics.

4.             Base Salary.

In consideration for the performance of your services hereunder on behalf of InfoSonics, you will be paid a base salary of $120,000 per year (before all required taxes and withholdings and other customary payroll deductions), payable on each month on the 15th and last days of the month. The expression of your salary as an annual number is not meant to, and does not, alter the at-will nature of your employment.

In the event that your employment with InfoSonics is terminated by InfoSonics prior to the first anniversary of your start date of work for InfoSonics, InfoSonics will pay you severance in an amount equal to six-months’ base salary, subject to the following exceptions. You will not be paid this severance if InfoSonics terminates your employment based upon its good faith belief, to be determined solely in the discretion of InfoSonics, that: you: (i) breached this Agreement; (ii) committed an act of dishonesty, fraud, embezzlement or theft in connection with your duties or in the course of your employment with the Company; (iii) damaged the property or reputation of the Company; (iv) failed to perform satisfactorily the material duties of your position after receiving notification from InfoSonics of your failure(s) to satisfactorily perform and being given an opportunity to cure same within 30 days of such notification; (v) are convicted of a felony or a crime of moral turpitude; (vi) failed to adhere to or execute the Company’s policies; (vii) disclosed confidential information of the Company to persons not entitled to receive such information; or (viii) such other behavior detrimental to the interests of the Company as the Company determines.

5.             Bonus.

You will be eligible for a quarterly incentive bonus of up to $12,000 that may or may not be granted based on your performance and achievement and that of the overall company. During your first 2 quarters of employment your bonus will be guaranteed at $12,000. Thereafter, the metrics used for determination of this discretionary bonus will be formulized by InfoSonics within the first 15 days of each quarter in which you are employed. You must be employed on the date the bonus is paid to be eligible to receive any bonus.

6.             Stock Options.

 Based on approval of the Company’s Option Committee you will receive 25,000 stock options, and pursuant to the terms and/or restrictions set forth by either the Option Committee at the time of such grant(s), if any, and/or the terms and conditions of the Company’s 2006 Stock Option Plan. These options will vest over a period of three-years, with a one year cliff vesting.

7.             Employee Benefits.

Subject to the eligibility requirements and other terms and conditions of the respective plan documents, you may be eligible to participate in InfoSonics’ benefit plans offered to similarly situated employees, if any.

Please note that the terms and conditions of the Infosonics benefit plans and policies may change at any time in the sole and absolute discretion of the Company.

8.             InfoSonics’ Policies and Procedures.

You agree that you will abide by all of InfoSonics’ policies and procedures in the performance of your job duties, including those set forth in the InfoSonics Employee Handbook. You understand that you will be required to, and will, sign the receipt and acknowledgement forms set forth in the InfoSonics Employee Handbook.

9.             Representations.

By signing this letter agreement, you represent and warrant to InfoSonics that you are under no contractual commitments, including without limitation, any confidentiality, proprietary rights, non-solicitation or non-competition agreement or similar type of restrictive covenant agreement, other then the agreement between you and Cellstar dated February 1, 2005, inconsistent with your obligations to InfoSonics and that you will not at any time during the course of your employment by Infosonics violate and/or breach any obligation or contractual/common law commitment that you may have to a third party or prior employer.

You further represent and warrant that you are not in possession of any confidential or trade secret information of any other company that you would use in the course of performing your duties for InfoSonics. InfoSonics expressly prohibits its employees from using any confidential or trade secret information belonging to another company in the course of performance of their duties for InfoSonics.

10.           Company Property.

You agree that any InfoSonics property in your possession, such as equipment, supplies, telephone, software, keys, notes, papers, memoranda, e-mails, customer/carrier information or other confidential or trade secret information must be returned to InfoSonics upon request or at the time of the termination of your employment for any reason.

11.           Applicable Law, Jurisdiction and Venue.

a)             Governing Law:   The parties to this letter agreement agree that this letter agreement, and the terms hereof, shall be interpreted in accordance with the law of the State in which you primarily reside at the time of the execution of this letter agreement, to wit, Texas, without regard to any conflict of laws.

b)            Jurisdiction and Venue:    The parties to this letter agreement agree that in the event a dispute should arise related in any manner to: i) this letter agreement; ii) your employment with InfoSonics; or iii) the termination thereof, an action against the other may only be commenced in the state or federal courts located in San Diego, California. The parties to this letter agreement consent to jurisdiction in the federal or state courts located in San Diego, California.

c)             Jury Trial Waiver:             The parties to this letter agreement agree that each waives its right to trial by jury for any claim each may bring against the other, for any reason, in any forum. As noted above, and as specifically applied here, the parties further agree that this Jury Trial Waiver shall be interpreted and applied for all purposes (including procedural and substantive due process) in accordance with the law of the State in which you primarily reside at the time of the execution of this letter agreement, to wit, Texas, without regard to any conflict of laws. You may hereby be waiving a right to jury trial that you might otherwise have, including in accordance with the Age Discrimination in Employment Act, if applicable.

12.           Entire Agreement.

This letter agreement contains all of the terms of your employment with InfoSonics and supersedes any prior understandings or agreements, whether oral or written, between you and InfoSonics. The terms and conditions of your employment may be changed only in a writing signed by you and the President of InfoSonics, or by InfoSonics’ written policies and procedures to be provided to you and/or executed by you.

13.           Time to Consider and Revocation Period

The offer set forth in this letter remains open for 21 days from the date of your receipt of this letter, and you have 21 days to consider it. In the event that you accept this offer (which is done by executing and returning this letter agreement to me), you then have up to seven days to revoke your acceptance of the terms and conditions hereof. In order to revoke your acceptance, you must send to me a signed writing indicating your revocation, to be received by me prior to the 8th day after your acceptance. You are advised to consult with an attorney of your choosing regarding this letter agreement.

We hope that you find the foregoing terms acceptable. Please indicate your agreement with these terms and acceptance of this offer by signing and dating this letter agreement below, and returning it to me as soon as possible, but no later than May 1, 2006. I would like to reiterate our high regard for you, and in the interim, if I can be of help, please do not hesitate to call me.

Sincerely,

/s/ Joseph Ram
Joseph Ram
President and Chief Executive Officer

Accepted and agreed to:

/s/ Timmy Monico	May 2, 2006
Timmy Monico	Date